                                                                    EXHIBIT 11.1
                           RAMBUS INC. AND SUBSIDIARY

                  STATEMENT RE: COMPUTATION OF LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

HISTORICAL NET INCOME (LOSS) PER SHARE

                                                                 THREE MONTHS
                                      YEAR ENDED SEPTEMBER      ENDED DECEMBER
                                               30,                    31,
                                     -------------------------  ----------------
                                      1996     1995     1996     1995     1996
                                     -------  -------  -------  -------  -------
                                                                  (UNAUDITED)
Net income (loss)..................  $(6,629) $(7,020) $(4,415) $(1,126) $    92
                                     =======  =======  =======  =======  =======
Shares used in computing net income
 (loss) per share:
  Weighted average common shares
   outstanding.....................    4,723    5,264    5,686    5,596    5,840
  Net effect of Convertible
   Preferred Stock (using the as
   converted method)...............      --       --       --       --    11,297
  Options issued within twelve
   months based on the Treasury
   Stock method....................      449      449      449      449      449
  Additional dilutive options......      --       --       --       --     2,432
                                     -------  -------  -------  -------  -------
                                       5,172    5,713    6,135    6,045   20,018
                                     =======  =======  =======  =======  =======
Net income (loss) per share........  $ (1.28) $ (1.23) $ (0.72) $ (0.19) $  0.01
                                     =======  =======  =======  =======  =======

PRO FORMA NET INCOME (LOSS) PER SHARE

                                                 YEAR ENDED     THREE MONTHS
                                                SEPTEMBER 30,       ENDED
                                                    1996      DECEMBER 31, 1996
                                                ------------- -----------------
                                                                 (UNAUDITED)
Net income (loss)..............................    $(4,415)            $92
                                                   =======         =======
Pro forma shares used in computing net income
 (loss) per share:
  Weighted average common shares outstanding...      5,686           5,840
  Net effect of Convertible Preferred Stock
   (using the as converted method).............     11,297          11,297
  Options issued within twelve months based on
   the Treasury Stock method...................      $ 449         $   449
  Additional dilutive options..................        --            2,432
                                                   -------         -------
                                                    17,432          20,018
                                                   =======         =======
Pro forma net income (loss) per share..........    $ (0.25)        $  0.01
                                                   =======         =======